Exhibit 7.04

EXECUTION VERSION

AMENDED AND RESTATED VOTING AND SUBSCRIPTION AGREEMENT

This AMENDED AND RESTATED VOTING AND SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of January 17, 2012 by and among Talenthome Management Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”) and certain shareholders of China GrenTech Corporation Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), listed on Schedule A (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (defined below).

RECITALS

WHEREAS, on January 12, 2012, Parent, Xing Sheng Corporation Limited, a Cayman Islands exempted company with limited liability and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger, as amended from time to time (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, on January 12, 2012, the Rollover Shareholders (other than Rong Yu) and Parent entered into that certain Voting and Subscription Agreement (the “Voting and Subscription Agreement”), upon the terms and subject to the conditions of which, the Rollover Shareholders each agreed to (i) have their respective Rollover Shares cancelled for nil consideration in connection with the Merger and (ii) subscribe for newly issued ordinary shares of Parent (the “Parent Shares”) in cash at par value;

WHEREAS, each Rollover Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such ordinary shares, par value $0.00002 per share, of the Company (the “Shares”) as set forth opposite such Rollover Shareholder’s name on Schedule A (with respect to each Rollover Shareholder, the “Rollover Shares”);

WHEREAS, in order to induce Parent, Merger Sub and the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholders are entering into this Agreement; and

WHEREAS, the Rollover Shareholders acknowledge that Parent, Merger Sub and the Company have entered into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Rollover Shareholders hereby agree to amend and restate the Voting and Subscription Agreement as follows:

1. Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein and in the Merger Agreement, the Rollover Shareholders each acknowledge that the Rollover Shares shall be cancelled for nil consideration in connection with the Merger.

2. Subscription for Parent Shares. Subject to the conditions set forth herein, immediately prior to the Closing, each Rollover Shareholder agrees to subscribe for, in cash at par on issue, the Parent Shares, and Parent agrees to issue Parent Shares, in the name of each Rollover Shareholder (except in the case of Heng Xing Yue Investments Limited, in the name of Guoren Industrial Developments Limited) or, if designated by such Rollover Shareholder in writing, in the name of an affiliate of such Rollover Shareholder, in the amount set forth opposite such Rollover Shareholder’s name on Schedule A.

3. Closing. Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Article VIII of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing), (i) the closing of the subscription contemplated in Section 2 of this Agreement (the “Subscription Closing”) shall take place within 48 hours prior to the Closing, and (ii) the cancellation of the Rollover Shares shall take place upon Closing.

4. Voting Arrangement. Each Rollover Shareholder shall vote or cause to be voted all of the Shares beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by it (i) in favor of the approval of the Merger Agreement and the transactions contemplated therein and (ii) against any other Acquisition Proposal at any shareholders meeting of the Company.

5. Irrevocable Election.

(a) The execution of this Agreement by the Rollover Shareholders evidences, subject to Section 8 and the proviso in Section 21, the irrevocable election and agreement by the Rollover Shareholders to have their Rollover Shares cancelled in connection with the Merger. In furtherance of the foregoing, each Rollover Shareholder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 8, such Rollover Shareholder shall not, directly or indirectly, (i) tender any Rollover Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Rollover Shares or any right, title or interest thereto or therein (including by operation of Law), (iii) deposit any Rollover Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement with respect to any Rollover Shares, (iv) knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of his, her, or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer in violation of this paragraph shall be null and void.

(b) Each Rollover Shareholder covenants and agrees, severally and not jointly, that such Rollover Shareholder shall promptly (and in any event within 48 hours) notify Parent of any new Shares with respect to which beneficial ownership is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof. Any such Shares shall automatically become subject to the terms of this Agreement, and Schedule A shall be deemed amended accordingly.

6. Representations and Warranties of the Rollover Shareholders. To induce Parent to issue the Parent Shares, each Rollover Shareholder makes the following representations and warranties, severally and not jointly, to Parent, each and all of which shall be true and correct as of the date of this Agreement and as of the Subscription Closing, and shall survive the execution and delivery of this Agreement:

(a) Ownership of Shares. Such Rollover Shareholder is the beneficial owner of, and has good and valid title to, the Rollover Shares, free and clear of Liens other than as created by this Agreement. Such Rollover Shareholder has sole voting power, sole power of disposition, sole power to demand dissenter’s rights (if applicable) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the British Virgin Islands, Laws of the Cayman Islands and the terms of this Agreement. As of the date hereof, other than the Rollover Shares, such Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities). The Rollover Shares are not subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares other than this Agreement. Such Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Rollover Shares, except as contemplated by this Agreement.

(b) Organization, Standing and Authority. Each such Rollover Shareholder, to the extent it is not a natural person, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(c) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby; and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets.

(d) Litigation. There is no action, suit, investigation, complaint or other proceeding pending against any such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other Person or, to the knowledge of such Rollover Shareholder, threatened against any Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of its obligations under this Agreement.

(e) Reliance. Such Rollover Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Rollover Shareholder contained herein.

(f) Receipt of Information. Such Rollover Shareholder has been afforded the opportunity to ask such questions as he, she, or it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Parent Shares. Such Rollover Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

7. Representations and Warranties of Parent. Parent represents and warrants to each Rollover Shareholder that:

(a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Rollover Shareholders (subject to the proviso in Section 21), constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and Laws of the British Virgin Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby; and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets.

(c) Issuance of Parent Shares. The Parent Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under any agreements entered into at the Subscription Closing by all of the Rollover Shareholders) when issued.

8. Termination. This Agreement, and the obligation of the Rollover Shareholders hereunder, will terminate immediately upon the valid termination of the Merger Agreement in accordance with Section 9.1 thereof; provided, however, that the Rollover Shareholders shall continue to have liability for breaches of this Agreement prior to the termination of this Agreement.

9. Further Assurances. Each Rollover Shareholder hereby covenants that, from time to time, such Rollover Shareholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to cancel the applicable Rollover Shares for nil consideration and to subscribe for the applicable number of Parent Shares.

10. Amendments and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party hereto and otherwise as expressly set forth herein.

11. Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

12. Survival of Representations and Warranties. All representations and warranties of the Rollover Shareholders or by or on behalf of Parent in connection with the transactions contemplated by this Agreement contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Parent or the Rollover Shareholders, and the issuance of the Parent Shares.

13. Notices. All notices and other communications hereunder shall be in writing (in both the English and Chinese languages) and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below or, with respect to the Rollover Shareholders, on Schedule A, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) If to a Rollover Shareholder, in accordance with the contact information set forth next to such Rollover Shareholder’s name on Schedule A.

(b) If to Parent:

c/o 15th Floor, Block A, Guoren Building

Keji Central 3rd Road

Hi-Tech Park, Nanshan District

Shenzhen, PRC 518057

Attention: Yingjie Gao

Facsimile: +86 755 2651 6888

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention: Peter X. Huang

Facsimile: +86 10 6535 5577

E-mail: Peter.Huang@skadden.com

14. Entire Agreement. This Agreement (together with the Merger Agreement to the extent referred to in this Agreement) constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

15. Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement.

16. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles thereof. Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the Laws of the Cayman Islands shall be subject to the Laws of the Cayman Islands, the Laws of the Cayman Islands shall supercede the Laws of the State of New York with respect to such provision.

17. Arbitration.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration.

(b) The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Arbitration Rules of the HKIAC in force at the date of commencement of the arbitration (the “HKIAC Rules”).

(c) The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules.

(d) Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.

(e) Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s).

(f) The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.

(g) Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

18. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

19. Enforcement. Notwithstanding any other provision of this Agreement, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, and (ii) any requirement under any Law that a party seeking equitable relief hereunder post security as a prerequisite to obtaining such equitable relief.

20. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

21. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; provided, however, that if any of the Rollover Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

22. Headings. The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

23. No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Signature page follows]

IN WITNESS WHEREOF, Parent and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

TALENTHOME MANAGEMENT LIMITED,
a British Virgin Islands exempted company

By:	/s/ Yingjie Gao
Name:	Yingjie Gao
Title:	Director

[SIGNATURE PAGE TO VOTING AND SUBSCRIPTION AGREEMENT]

ROLLOVER SHAREHOLDERS:

GUOREN INDUSTRIAL DEVELOPMENTS LIMITED

By:	/s/ Yingjie Gao
Name:	Yingjie Gao
Title:	Director

HENG XING YUE INVESTMENTS LIMITED

By:	/s/ Yingjie Gao
Name:	Yingjie Gao
Title:	Director

WELL SINO ENTERPRISES LIMITED

By:	/s/ Rong Yu
Name:	Rong Yu
Title:	Director

RONG YU

By:	/s/ Rong Yu
Name:	Rong Yu

LEAKEY INVESTMENTS LIMITED

By:	/s/ Yin Huang
Name:	Yin Huang
Title:	Director

[SIGNATURE PAGE TO VOTING AND SUBSCRIPTION AGREEMENT]

Schedule A

Rollover Shareholder Name	Address Facsimile	Rollover Shares	Parent Shares
	15th Floor, Block A, Guoren Building
	Keji Central 3rd Road
	Hi-Tech Park, Nanshan District
	Shenzhen, PRC 518057
	Attention: Yingjie Gao
	Facsimile: +86 755 2651 6888

	with a copy (which shall not constitute notice) to:
Guoren Industrial		149,188,825	183,195,375
Developments Limited	Skadden, Arps, Slate, Meagher & Flom LLP
	30th Floor, China World Office 2
	1 Jianguomenwai Avenue
	Beijing 100004, PRC
	Attention: Peter X. Huang
	Facsimile: +86 10 6535 5577
	E-mail: Peter.Huang@skadden.com

	15th Floor, Block A, Guoren Building
	Keji Central 3rd Road
	Hi-Tech Park, Nanshan District
	Shenzhen, PRC 518057
	Attention: Yingjie Gao
	Facsimile: +86 755 2651 6888

	with a copy (which shall not constitute notice) to:
Heng Xing Yue		34,006,550	nil
Investments Limited	Skadden, Arps, Slate, Meagher & Flom LLP
	30th Floor, China World Office 2
	1 Jianguomenwai Avenue
	Beijing 100004, PRC
	Attention: Peter X. Huang
	Facsimile: +86 10 6535 5577
	E-mail: Peter.Huang@skadden.com

[SCHEDULE A TO VOTING AND SUBSCRIPTION AGREEMENT]

Rollover Shareholder Name	Address Facsimile	Rollover Shares	Parent Shares
	15th Floor, Block A, Guoren Building
	Keji Central 3rd Road
	Hi-Tech Park, Nanshan District
Well Sino Enterprises	Shenzhen, PRC 518057	25,667,000	27,067,000
Limited	Attention: Rong Yu
	Facsimile: +86 755 2651 6888

	15th Floor, Block A, Guoren Building
	Keji Central 3rd Road
	Hi-Tech Park, Nanshan District
Rong Yu	Shenzhen, PRC 518057	1,400,000	nil
	Attention: Rong Yu
	Facsimile: +86 755 2651 6888

	15th Floor, Block A, Guoren Building
	Keji Central 3rd Road
	Hi-Tech Park, Nanshan District
Leakey Investments	Shenzhen, PRC 518057	25,543,000	25,543,000
Limited	Attention: Yin Huang
	Facsimile: +86 755 2651 6888

[SCHEDULE A TO VOTING AND SUBSCRIPTION AGREEMENT]